Exhibit 19

Statement of Company Policy
REGARDING INSIDER TRADING

This policy applies to all officers, directors, and employees of Franklin Covey Co. and its subsidiaries (collectively the Company) and supersedes all prior insider trading policies

Last Update August 30, 2024

Under federal securities laws, it is illegal to trade in the Company’s securities while in the possession of material nonpublic information about the Company.  It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information.  Any person who possesses material nonpublic information about the Company is deemed to be an “insider.”  The category of insiders is NOT limited to officers and directors.

Insider trading violations are pursued vigorously by the United States Securities and Exchange Commission (the SEC) and the U.S. Attorneys, and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by Company personnel.  Both the SEC and the New York Stock Exchange (the NYSE) are very effective at detecting and pursuing insider trading cases.  The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The Company has adopted this Statement of Company Policy Regarding Insider Trading (the Policy Statement) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just the officers or directors of the Company).

This Policy Statement is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers, employees, and contract personnel of the Company, and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company, and (iii) any other persons designated by the Chief Financial Officer as being subject to the Company’s pre-clearance procedures, together with their family members (collectively, Covered Persons).

PART I

I.	APPLICABILITY

This Policy Statement applies to all trading or other transactions, including gifts, in (i) the Company's securities, including common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company; and (ii) the securities of certain other companies, including common stock, options, and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.

II.	Statement of Policy

It is the policy of the Company that no director, officer, or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on (a tip) to others outside the Company, including family, friends and acquaintances.  In addition, it is the policy of the Company that no director, officer, or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

No Exception for Emergencies.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy.  If the employee, officer, or director has material, nonpublic information, the prohibition still applies.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information.  The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.  Disclosure of such information to anyone outside the Company, including family members and friends, other than in accordance with those procedures is prohibited.  You may not pass on to others any inside information about the Company or recommend the purchase or sale of the Company’s securities while in the possession of material nonpublic information (even if that information itself is not disclosed).  You also may not discuss the Company or its business in an Internet ‘chat room’ or similar Internet-based forum.

Contract Personnel (Non-Employees). The Company sometimes utilizes the services of contract personnel who are not employees of the Company.  As such, non-employee personnel may have access to material nonpublic information about the Company.  The Company expects all such contract personnel to comply with its policies regarding the trading of its securities to the same extent as employees are required to comply with such policies.  The Company will take appropriate action against any such personnel and the organizations for which they are employed if there is a failure to comply with the policies of the Company.

Material Information. Insider trading restrictions come into play only if the information you possess is “material.”  However, the definition of materiality reflects a relatively low threshold.  Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities.  Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.  Some examples of information that ordinarily would be regarded as material are set forth below but this list is not exhaustive – other information may be deemed material based upon the circumstances:

•	Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;
•	Earnings that are inconsistent with the consensus expectations of the investment community or other earnings guidance, projections, or budgets;
•	News about a significant contract or cancellation of an existing significant contract;
•	News about significant new services or lines of business;
•	The gain or loss of a significant customer or supplier;
•	A pending or proposed merger, acquisition, joint venture, or tender offer;
•	A pending or proposed acquisition or disposition of a significant asset(s) or group of assets;
•	A change in the Company’s dividend policy or the declaration of a stock split;
•	The implementation, change in, or results of a Company stock purchase program;

•	A public or private offering of additional securities, borrowings, credit facilities, or other financing transactions;
•	A change in the Board of Directors, senior management, or any other major personnel changes;
•	Significant legal exposure due to actual, pending, or threatened litigation; or
•	Impending bankruptcy or the existence of significant financial or liquidity problems.

If you are unsure whether information is material, you should consult with the Chief Financial Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates or assume that the information is material.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of 20/20 hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is Considered “Public.” Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.”  The fact information has been disclosed to a few members of the public does not make it public for insider trading purposes.  Nonpublic information may include:

•	Information available to a select group of analysts or brokers or institutional investors;
•	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
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Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.  To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day following the release of the information.  If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Thursday.  If an announcement was made on a Friday, Wednesday generally would be the first eligible trading day after the announcement.

Transactions by Family Members and Others.  This insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any other person who does not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).  You are responsible for the transactions of these other persons, and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Stock Option Exercises.  The Company’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Additional Prohibited Transactions.   The Company considers it improper and inappropriate for any director, officer, or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities.  Therefore, it is the Company’s policy that directors, officers, and other employees may NOT engage in any of the following transactions:

a.Short Sales.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement.  In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the Exchange Act) prohibits officers and directors from engaging in short sales.

b.Publicly-Traded Options.  A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore creates the appearance that the director, officer, or employee is trading based on inside information.  Transactions in options also may focus the director’s, officer’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in puts, calls, or other derivative securities involving the Company, on an exchange or in any other organized market, are prohibited by this Policy Statement.  (Option positions arising from certain types of hedging transactions are governed by the section below captioned Hedging Transactions).

c.Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers, and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.  An exception to this prohibition exists where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.  Any director or officer of the Company wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors.  Any request for pre-clearance of a margin account, pledge, or similar arrangement must be submitted to the Chief Financial Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer, or employee to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the director, officer, or employee to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders.  Therefore, the Company discourages its directors, officers, and employees from engaging in such transactions.  Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors.  Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Financial Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Post-Termination Transactions. The Policy Statement continues to apply to your transactions in Company securities even after you have terminated service as an employee, officer, or director of the Company.  If you are in possession of material nonpublic information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material.

Event Specific Black-Outs; Cancellation of Existing Orders.  The Company may, on occasion, engage in a major transaction or experience a significant event which would constitute material inside information.  The Company reserves the right to enforce a trading window, and, in its sole discretion, may prohibit you from trading in Company stock during such transaction or event.  As such, the Company may require you to cancel existing orders (including good until cancelled orders) and also may instruct your broker to cancel any such orders.  Do not assume that the Company will notify you when it believes you are in possession of inside information.  The law states that you may not trade while in the possession of inside information.  Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee, officer, or director.

III.	Rule 10B5-1 PLANS

Approved 10b5-1 Plan Exception.  The trading restrictions in this Policy Statement do not apply to transactions under a pre-exiting written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an Approved Rule 10b5-1 Plan) that meets the requirement described in Rule 10b5-1 and the following requirements:

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Any Approved 10b5-1 Plan entered into by a Covered Person has been reviewed and approved by the Chief Financial Officer at least five business days in advance of being entered into (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Financial Officer at least five business days in advance of being entered into);

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it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time.  The appropriate cooling-off period will vary based on the status of the person.  For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted.  In no case will the cooling-off period for directors and officers exceed 120 days.  For all other persons, if a cooling-off period is required under Rule 10b5-1, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan;

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it is entered into in good faith by the person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the person was not in possession of material nonpublic information about the Company; and, if the person is a director or officer, the 10b5-1 plan must include representations by the person certifying to that effect;

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it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

•	it is the only outstanding Approved 10b5-1 Plan entered into by the person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved Rule 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying, or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Chief Financial Officer.  You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan.  A trading plan, contract, instruction, or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Chief Financial Officer as described above.  Terminations and modifications of Approved Rule 10b5-1 Plans should be reported to the Chief Financial Officer of the Company each quarter to enable such information to be properly disclosed in the Company SEC filings.

IV.	The Penalties

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions.  Given the severity of the potential penalties, compliance with this Policy Statement is absolutely mandatory.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when they have material nonpublic information can be sentenced to a substantial jail term (up to 20 years) and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material nonpublic information.  Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel.  Even for violations that result in a small or no profit, the SEC can seek substantial penalties from a company and/or its management and supervisory personnel as controlling persons.

Company-Imposed Sanctions. Compliance with the policies of the Company is a condition of continued employment or service with the Company of each employee, officer, and director.  An employee’s failure to comply with the Company’s insider trading policy will subject the employee to Company-imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.  The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy Statement has been violated.  The Company may also determine that specific conduct violates this Policy Statement whether or not the conduct also violates the law.  It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

V.	General

Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Financial Officer.  In addition, if you have any doubt as to whether you are in possession of material, nonpublic information or whether a trade may otherwise violate this Policy Statement, you should contact the Chief Financial Officer before trading any securities of the Company.

Other Procedures.  The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate or advisable in order to carry out the purposes of this insider trading policy or to comply with the federal securities laws.  Wherever this Policy refers to, or calls for action by or involving the Company’s Chief Financial Officer, such reference shall include the Company’s Corporate Controller or such other person as the Chief Financial Officer may designate from time to time, if the Chief Financial Officer is unavailable or otherwise unable to act for any reason.

Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual director, officer, or employee.

No Third Party Rights.  This Policy Statement is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for the Company or any employee, officer, or director beyond those for which they are already responsible under applicable securities laws.

Certifications.  All employees, officers, and directors must certify their understanding of, and intent to comply with, this Policy Statement.  A copy of the certification that all employees must sign is attached to this Policy Statement as Exhibit A.  Please return an executed copy of the attached certification immediately. Directors, executive officers, and certain key employees are also subject to additional restrictions on their transactions in Company securities, which are described in Part II of this Policy Statement.  Directors, executive officers, and such key employees subject to the additional restrictions should sign the certification attached as Exhibit B in addition to the one attached as Exhibit A.

PART II

I.	pre-clearance procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, no Covered Persons may engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan, or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Financial Officer.  A request for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction, unless earlier notice is otherwise required by the Policy Statement (e.g., one week for hedging transactions).  The Chief Financial Officer is under no obligation to approve a trade submitted for pre-clearance, and may in his or her sole discretion, determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Chief Financial Officer and comply with Part I, Section III above and Part II, Section II below regarding 10b5-1 plans.  Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan complies with the requirements of SEC Rule 10b5-1 and Part II, Section II below, including specifying the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.

II.	Broker Interface Procedures

The accelerated reporting obligations for Section 16 filings require a tight interface with brokers handling transactions for the Company’s executives.  The Company requires that all directors and Section 16 officers provide a copy of this Policy Statement to their broker and such broker must agree that they:

(a)Will not enter any orders for you (except for orders under pre-approved Rule 10b5-1 plans) without first:

(1)verifying with the Company that your transaction was pre-cleared; and

(2)complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

(b) Report any transactions immediately to the Chief Financial Officer of the Company via:

(1)telephone; and

(2)in writing via e-mail to the Chief Financial Officer, describing the details of every transaction involving Company stock, including gifts, transfers, pledges, and all Rule 10b5-1 transactions.

III. Blackout Periods

(a)Quarterly Blackout Periods.  The Company’s announcement of its quarterly or annual financial results almost always has the potential to have a material effect on the market for the Company’s securities.  Therefore, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period beginning on the day after the last calendar day of the last month of each fiscal quarter and ending after the second full business day following the earlier of the Company’s (1) issuance of its quarterly earnings release, or (2) filing of its Form 10-Q or Form 10-K (as applicable).  Persons subject to these quarterly blackout periods include all directors and executive officers, the Corporate Controller of the Company, and all other persons who are informed by the Chief Financial Officer that they are subject to the quarterly blackout periods.  The Chief Financial Officer and the Chief Executive Officer shall meet at least annually or at such more frequent intervals as they deem advisable to establish those employees subject to this trading window requirement.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, a Form 8-K filed with the SEC, or by other means designed to achieve widespread dissemination of the information.  You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

(b)Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or employees.  So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Chief Financial Officer may not trade in the Company’s securities.  The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout.  If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Financial Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout.  Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.  The failure of the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

(c)Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate and very limited rare circumstances, be permitted to sell Company stock even during the blackout period.  A hardship exception may be granted only by the Audit Committee, at its sole discretion, and such exception must be requested at least two business days in advance of the proposed trade.  A hardship exception may be granted only if the Audit Committee concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information or if the Company does not have sufficient insight as to the Company’s earnings information as of that time.  It is highly unlikely that a hardship exception will be granted, and under no circumstance will a hardship exception be granted during an event-specific blackout period.

Exhibit A

CERTIFICATION

I hereby certify that:

1.I have read and understand Statement of Company Policy Regarding Insider Trading dated August 30, 2024 (the Policy Statement).  I understand that the Chief Financial Officer and the outside legal counsel of Franklin Covey Co. (the Company) are available to answer any questions I have regarding the Policy Statement.

2.I agree that I will comply with the Policy Statement for as long as I am subject to the Policy Statement.

3.I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company securities and that the Company shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but that I have the sole responsibility for compliance with the Policy Statement.  I further agree and represent that I will never trade in Company securities while I am in possession of material nonpublic information regarding the Company.

4.This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy Statement.

Signature:

Print Name:

Date:

Exhibit B

CERTIFICATION
(For Executive Officers, Directors and Certain Key Employees)

I hereby certify that:

1.I have read and understand Statement of Company Policy Regarding Insider Trading dated August 30, 2024 (the Policy Statement).  I understand that the Chief Financial Officer and the outside legal counsel of Franklin Covey Co. (the Company) are available to answer any questions I have regarding the Policy Statement.

2.I agree that I will comply with the Policy Statement for as long as I am subject to such policy.

3.I understand that all of my trades must be preapproved by the Company’s Chief Financial Officer or such other person as the Company may designate from time to time.

4.I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company securities and that the Company shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but I understand that I have the sole responsibility for compliance with the Policy Statement. I further agree and represent that I will never trade in Company securities while I am in possession of material nonpublic information regarding the Company.

5.This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with the Policy Statement.

Signature:

Print Name:

Date: